PRESS RELEASE

Axion International Receives Order for Tank Bridge at the US Army Base in Fort Bragg, North Carolina

BASKING RIDGE, N.J., July 18 /PRNewswire-FirstCall/ -- Axion International, a wholly-owned subsidiary of Analytical Surveys, Inc. (OTC Bulletin Board: ANLT), a technology company that converts recycled plastics into high value-added structural products used in commercial applications, today announced it has received an initial purchase order for the fabrication and installation of a revolutionary thermoplastic composite I-beam tank  bridge at the US Army base in Fort Bragg, North Carolina which is required to support approximately a 140,000 pound load.

In conjunction with Rutgers University, Axion has developed composite plastics technology utilizing 100% recycled plastic; Axion’s structural products have the distinct advantage of being environmentally friendly as well as providing superior products to customers. The Company’s products address the increasing worldwide environmental concerns for deforestation coupled with the specific goals for recycling, reducing greenhouse gases and manufacturing products without toxic materials. Axion’s products last up to 10 times longer than conventional creosote treated or pressure treated wooden ties and bridges, offering significant cost savings in maintenance and product replacement, and have freedom from biological attack (including termites and mold), and moisture. Axion products are inert and do not leach hazardous elements into the environment.

Axion International CEO Jim Kerstein stated, “This order for a tank bridge at Fort Bragg validates the success of the bridge located in Fort Leonard Wood which was constructed in 1998 using our first generation technology.  The U.S. Army Corps of Engineers strongly supports our innovative plastic composite bridge due in part to their assessment that the Fort Leonard Wood Bridge has had virtually no maintenance and still looks like new nine years later.”

About Axion International

Axion International (www.axionintl.com) is positioned as an important structural product provider of alternative infrastructure and building products. Axion operates from a “green” base, developing structural products made from recycled consumer and industrial plastics that would otherwise be discarded into landfills. Axion International’s patented technologies, developed in collaboration with scientists at Rutgers University, allow for products that are extremely strong, durable, flexible in use, and low maintenance. Traditional construction suppliers of wood, steel, and concrete cannot compete with the flexible design features of structural plastic. Manufactured from consumer and industrial waste plastics, Axion's upcycled products are an economic alternative to traditional building materials.

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Analytical Surveys’ actual results to differ materially from those currently anticipated, including the risk factors identified in Analytical Surveys’ filings with the Securities and Exchange Commission.

Investors:
Jim Kerstein
908-542-0888
jkerstein@axionintl.com